20.19
Banton/Ballger
Formula B (as amended)

OLSWANG

3 July 2014

CONTRACT
FOR THE SALE AND PURCHASE OF
LAND AND BUILDINGS AT SAWSTON, CAMBRIDGE

(1) SPICERS LIMITED

(2) ARACARIS CAPITAL LIMITED

(3) COGNATE BIOSERVICES, INC.

Olswang LLP
90 High Holborn
London WC1V 6XX

T +44 (0) 20 7067 3000
F +44 (0) 20 7067 3999
DX 37972 Kingsway

Ref. SPS\HNB\27933-16\17316404-14

Contents

PARTICULARS	
Date:	3 July 2014
Seller:	**SPICERS LIMITED** (incorporated and registered in England and Wales under company registration number 00425809) whose registered office is at Building 1000, Cambridge Research Park, Beach Drive, Waterbeach, Cambridge CB25 9PD
Buyer:	**ARACARIS CAPITAL LIMITED** (incorporated and registered in England and Wales under company registration number 9103328), the registered office of which is at Lacon House, 84 Theobald's Road, London, United Kingdom WC1X 8RW
Guarantor	**COGNATE BIOSERVICES, INC.** (incorporated under the laws of Delaware under E.I.N. Number 43-1956741) the registered office of which is at 7513 Connelley Drive, Suite 1, Hanover, MD21-76
Property:	The freehold properties registered at Land Registry under the following Title Numbers: • Land lying to the west of A130, Little Shelford, Cambridge (CB219591); • Land and buildings lying to the west of A1301, Little Shelford, Cambridge (CB271349); • Land on the west side of A130, Sawston, Cambridge (CB1793); • Land at White Field Way, Sawston, Cambridge (CB149926); and • Spicers Sports Ground and Youth Centre, New Road, Sawston (CB154342)
Price:	£13,000,000 (thirteen million pounds) (inclusive of any VAT)
Deposit:	£500,000 (five hundred thousand pounds)
Initial Consideration	£1,500,000 (one million five hundred thousand pounds)
Deferred Sum:	£11,000,000 (eleven million pounds)
Completion Date:	The date of this Agreement
Seller's Solicitors:	Olswang LLP of 90 High Holborn, London WC1V 6XX (Ref: SPS/HNB/27933-16)
Buyer's Solicitors:	Nabarro LLP of Lacon House, 84 Theobald's Road, London, WC1X 8RW, (reference: PD/AEB/C4178)

Conditions:	Standard Commercial Property Conditions (Second Edition) and **Condition** is to be construed accordingly.

A Contract made on the date and between the parties specified in the Particulars, by which it is agreed as follows:

1. **INTERPRETATION**

1.1 In this Contract the following words have the following meaning:

Balance Payment Date the earlier of:

a. 15 August 2014; or

b. the date a notice is served by the Seller under clause 23.14 (Acceleration);

Clause a Clause in this Contract;

Documents this Contract, the Security CP Letter, the Security Documents and any other document designated as such by the Seller and the Buyer;

Debenture the debenture to be entered into between the Buyer (1) and the Seller (2) in the form agreed between the Buyer and the Seller on or prior to the date of this Contract;

Deed of Covenant the deed of covenant to be entered into between (1) CTP Investments LTD and (2) Aracaris Capital Limited in the form annexed in Annexure 2;

Delegate any delegate, agent, attorney or co-trustee appointed by the Seller;

Event of Default any event or circumstance specified as such in Clause 23 (Events of Default).

Environmental Stewardship Agreement the Entry Level and High Level Stewardship Scheme made between (1) Spicers Limited and (2) Natural England with agreement number AG00345993;

Farm Tenancies each of:

a. the farm business tenancy dated 14 November 2013 made between (1) Spicers Limited and (2) Drivers Farms Limited; and

b. the lease dated 30 August 1966 made between (1) Spicers Limited and (2) Dennis Roy Mellows;

10,221.67

Olswang LLP

Farm Tenancies Sum £~~11,010.11~~ being the rental amount in respect of the Seller's period of ownership of the Property payable pursuant to the Farm Tenancies;

Legal Reservations has the meaning given to that term in the Debenture;

Lock Out Agreement means the agreement date 18 April 2014 made between (1) Spicers Limited (2) Cognate Bioservices Limited and (3) Cognate Inc as varied pursuant to a variation agreement made 12 June 2014 and made between (1) Spicers Limited (2) Cognate Bioservices Limited and (3) Cognate Inc;

Material Adverse Effect a material adverse effect on:

a. the business, property, or financial condition of an Obligor; or

b. the ability of an Obligor to perform its obligations under the Documents; or

c. the validity or enforceability of, or the effectiveness or ranking of any Security granted or purported to be granted pursuant to any of, the Documents; or

d. the rights or remedies of the Seller under any of the Documents;

Obligor each of the Buyer, the Shareholder and the Guarantor;

Receiver a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets or any administrator(s) appointed pursuant to the Insolvency Act 1986;

Schedule a schedule to this Contract;

Secured Liabilities means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor which are, or are expressed to be, or may become, due, owing or payable to the Seller under each Document except for any obligation or liability which, if it were so included, would cause that obligation or liability or any of the security in respect thereof, to be unlawful or prohibited by any applicable law, together with all costs, charges and expenses incurred by the Seller in connection with the protection, preservation or enforcement of its right under the Documents or any of them;

Security a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

Security Asset all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Security created or expressed to be created or evidenced by the Security Documents;

Security CP Letter the letter to be entered into between the Seller (1) and the Buyer (2) setting out the conditions precedent to be delivered to Seller on or prior to the Completion Date;

Security Documents each of the Debenture, the Share Charge, any Security to be entered into pursuant to the Security CP Letter and any other document designated as such by the Seller and the Buyer;

Security Period has the meaning given to that term under the Debenture;

Share Charge the share charge to be entered into between the Shareholder (1) and the Seller (2) in respect of the entire issued share capital of the Buyer in the form agreed between the Shareholder and the Seller on or prior to the date of this Contract;

Shareholder Aracaris Limited (registered company number 9103355) as the owner of 100% of the issued share capital of the Buyer;

Subsidiary a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006 or a subsidiary within the meaning of section 1159 of the Companies Act 2006 or an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise;

Tenancies the leases, underleases, agreements for lease or underlease, tenancies, licences and related documents described in the Schedule and **Tenancy** means any one or more of them and "tenant" includes licensee; and

VAT Value Added Tax or any other tax of a similar nature.

1.2 The Particulars form part of this Contract and words specified in them bear the same meanings when used elsewhere in this Contract.

1.3 A reference in this Contract to a particular law is to the law as it is in force for the time being taking account of any amendment, extension or re-enactment.

1.4 The words "include" and "including" are deemed to be followed by the words "without limitation".

1.5 If any provision of this Contract is found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability will not affect the other provisions of this Contract which will remain in full force and effect.

1.6 Where any statement in this Agreement is qualified by the expression "so far as the Seller is are aware" or any similar expression, such statement shall mean anything of which the Seller has actual knowledge as at the date hereof having made due careful and reasonable enquiry in respect of the truth and accuracy of each statement of warranty.

2. **SALE**

2.1 Subject to Clauses 2.2 and 2.3, the Seller shall sell and the Buyer shall buy the Property for the Price.

2.2 The sale and purchase of the Property is conditional upon the receipt by the Seller of all the documents and other evidence listed in the Security CP Letter in form and substance reasonably satisfactory to the Seller on or prior to the Completion Date.

2.3 The Obligors shall procure that the documents and other evidence listed in the Security CP Letter are delivered to the Seller in form and substance satisfactory to the Seller on or prior to the Completion Date.

3. **DEPOSIT**

3.1 The Buyer has previously paid a sum equal to the Deposit to the Seller pursuant to the Lock-out Agreement with the balance on the date of this Contract, the Seller confirms such monies will form the Deposit to be held by the Seller's Solicitors as stakeholder.

3.2 Unless the Seller's Solicitors otherwise agree in writing, the Deposit shall be paid as authorised by the Conditions.

4. **MATTERS AFFECTING THE PROPERTY**

4.1 The Property is sold subject to and where appropriate with the benefit of:

4.1.1 all local land charges (whether registered or not before the date of this Contract) and all matters capable of registration as local land charges whether or not actually so registered;

4.1.2 all existing rights and easements and quasi-easements affecting the Property;

4.1.3 all unregistered interests falling within Schedules 1, 3 or 12 to the Land Registration Act 2002 (as the case may be) and all interests falling within section 11(4)(c) of that Act;

4.1.4 all matters (other than those relating to financial charges) contained or referred to in the registers of the title of the Seller to the Property kept at the Land Registry as at 28 February 2014;

4.1.5 the Tenancies; and

4.1.6 the matters contained or referred to in the documents described in Schedule 2.

4.2 The Buyer is deemed to enter into this Contract with full knowledge of the matters referred to in Clause 4.1 and in Condition 3.1.2 and may raise no requisition on them nor make any objection to them save in respect of any matter arising as a result of the Buyer's pre-completion search at the Land Registry and Companies House.

4.3 The Seller warrants that it has disclosed all matters referred to in clause 4 of which it is actually aware.

5. **TITLE**

5.1 Title to the Property has been deduced to the Buyer and the Buyer is not entitled to raise any requisition or objection save in respect of any matter arising as a result of the Buyer's pre-completion searches at the Land Registry and Companies House.

5.2 The Seller does not have the original of the documents (if any) noted as missing in the Schedules and the Buyer is not entitled to raise any requisition or objection.

6. **TRANSFER**

The transfer of the Property shall be in the form of the draft annexed to this Contract at Annex 1.

7. **RISK**

No damage to or destruction of the Property nor any deterioration in its condition, however caused, will entitle the Buyer to any reduction of the Price or to refuse to complete or to delay completion.

8. **COMPLETION**

8.1 Completion of this Contract shall take place on the Completion Date.

8.2 On the Completion Date the Buyer shall pay the Seller the Initial Consideration by direct credit to the Seller's Solicitors' bank account.

8.3 Any completion monies paid by direct credit will be deemed to be paid to the Seller when received in the account of the Seller's Solicitors.

8.4 The Seller's solicitors' bank account details are:

Sort Code
Account Number
BIC
IBAN
Address

9. **DEFERRED SUM**

9.1 On the Balance Payment Date the Buyer shall pay the Deferred Sum by direct credit to the Seller's Solicitors bank account without any deduction, counterclaim or set-off.

9.2 The Deferred Sum monies paid by direct credit will be deemed to be paid to the Seller when received in the account of the Seller's Solicitors.

10. **APPORTIONMENT**

10.1 Income and outgoings of the Property (excluding the Farming Tenancies dealt with in Clause 11 and the Environmental Stewardship Agreement dealt with in Clause 5) are to be apportioned as at the date of actual completion.

10.2 In apportioning any sum, it is to be assumed that the Seller owns the Property until the end of the date of actual completion.

10.3 A sum to be apportioned is to be treated as:

10.3.1 payable for the period which it covers, except that if it is an instalment of an annual sum the Buyer is to be attributed with an amount equal to 1/365th (1/366th in a leap year) of the annual sum for each day commencing on the day after the date of actual completion to the end of the instalment period; and

10.3.2 accruing from day to day and at the rate applicable from time to time.

10.4 This Clause 10 does not apply to the apportionment of insurance premiums the cost of which is reimbursed under the Tenancies.

10.5 The Seller is not obliged to apportion or account for any sum unless it has been received by the Seller as cleared funds.

10.6 For the purposes of this Clause, if the money due on completion is received (in accordance with Clause 8.2) after 2.00 p.m., the date of actual completion is to be treated as taking place on the next working day.

11. **FARM TENANCIES**

On the date of actual completion of the Transfer of the Property the Buyer will pay to the Seller the Farm Tenancies Sum.

12. **VAT**

12.1 All sums made payable pursuant to this Contract are (except where otherwise specifically stated) exclusive of VAT and any VAT chargeable in respect of the matters giving rise to the payment of such sums shall be paid in addition to such sums.

12.2 The Seller warrants to the Buyer that it has not exercised the option to tax in respect of the Property and undertakes with the Buyer not to do so on or before actual completion.

12.3 The Buyer warrants to the Seller that it has not exercised the option to tax in respect of the Property and undertakes with the Seller not to do so on or before the date the Deferred Sum is paid to the Seller in cleared funds unless the Buyer is required to do so by law.

12.4 The Seller warrants that the Property is not a capital item within the meaning of the Value Added Tax Regulations 1995.

13. **CAPITAL ALLOWANCES**

13.1 The Seller and the Buyer shall on actual completion make a joint election in the form attached at Annex 3 so as to attribute the value of £2 to the plant and machinery content within or affixed to the Property.

13.2 In relation to the Price the Buyer shall not seek to claim allowances under any provision of the Capital Allowances Act 2001 except in the value specified in Clause 13.1. The

Seller and the Buyer undertake to each other to submit the elected value to HM Revenue and Customs for the purposes of their respective capital allowance computations.

13.3 The Buyer shall indemnify the Seller against any additional liability for tax which may be or become payable or any loss of tax refund which the Seller may suffer as a result of the Buyer claiming allowances in excess of the value specified in Clause 13.1.

14. ENVIRONMENTAL STEWARDSHIP AGREEMENT AND SSSI

14.1 The Buyer acknowledges that the sale of the Property is subject to the Environmental Stewardship Agreement and that part of the Property is designated as a Site of Special Scientific Interest.

14.2 The Buyer shall take all reasonable steps as may be necessary to take over or procure the assignment of the obligations on the part of the Seller under the Environmental Stewardship Agreement so far as they relate to the Property and to the extent permitted by Natural England.

14.3 The Seller will co-operate with the Buyer and do all that is required of it to effect the expeditious transfer of the Environmental Stewardship Agreement.

14.4 Until such time as the Environmental Stewardship Agreement is transferred to the Buyer:

14.4.1 the Buyer will with effect from the Completion Date procure compliance with all requirements and obligations contained in the Environmental Stewardship Agreement and not do or permit or allow any act or omission that constitutes a breach of the Environmental Stewardship Agreement; and

14.4.2 save to the extent the same is not the Buyer's responsibility pursuant to clause 14.4.1 the Seller will not do anything that breaches the Environmental Stewardship Agreement and shall provide the Buyer with copies of any correspondence or communications it receives relating to the Environmental Stewardship Agreement

14.5 The Buyer agrees to indemnify the Seller and keep it indemnified against all claims demands actions proceedings and damages and all other liabilities whatsoever arising out of or in connection with the Environmental Stewardship Agreement so far as it relates to the Property by reason of a breach by the Buyer or its nominee (and not by the Seller or its tenant or nominee) of the terms of the Environmental Stewardship Agreement.

14.6 The Seller agrees to indemnify the Buyer and keep it indemnified against all claims demands actions proceedings and damages and all other liabilities whatsoever arising out of or in connection with the Environmental Stewardship Agreement so far as it relates to the Property by reason of a breach by the Seller of the terms of the Environmental Stewardship Agreement or any agreement under it.

14.7 The Buyer authorises the Seller to notify Natural England or such other competent body of the sale of the Property within five working days of the Completion Date and the Seller

will request the relevant transfer form from Natural England and complete and return such transfer form to Natural England within five working days of receipt of the same.

14.8 The Buyer shall provide the Seller with written evidence as soon as possible to show that Natural England has noted the Buyer as the owner of the Property and that the Environmental Stewardship Agreement has been taken over by the Buyer.

15. **ENTITLEMENTS**

15.1 In this clause the following words mean:

15.1.1 "Council Regulation" means Council Regulation (EC) Number 73/2009 and any subsequent revisions of that Regulation

15.1.2 "Single Payment Regulations" means the Council Regulation and all subsidiary European or UK Regulations that are applicable to England

15.1.3 "Entitlements" means the 11.89 Single Payment Entitlements to be transferred to the Buyer

15.1.4 "RPA" means the Rural Payments Agency or any successor body carrying out its functions

15.1.5 "DEFRA" means the Department for the Environment Food and Rural Affairs or any successor department

15.1.6 "Single Payment Entitlements" means normal entitlements awarded pursuant to the Council Regulation

15.2 It is the intention of the parties that as far as the Single Payment Regulations permit the Seller will procure the transfer to the Buyer or its appointee of the Entitlements

15.3 On the Completion Date the Seller shall deliver to the Buyer such completed forms, deeds or documents as may reasonably be required by the Buyer in order to affect a transfer of the Entitlements to the Buyer.

15.4 The Buyer warrants that:-

15.4.1 It is or its nominee will be a farmer as defined in the Single Payment Regulations and will continue to be so at the date when the Seller transfers the Entitlements pursuant to the provisions hereof

15.4.2 On receiving notice from the RPA of the transfer of the Entitlements pursuant to the provisions hereof it will promptly send a copy thereof to the Seller

15.4.3 The Buyer has provided to the Seller written details of its nominee's SBI number business name and address in order that the Seller may comply with its obligations under this clause

15.5 The Seller warrants that:

15.5.1 they have since 1 January 2014 observed any cross-compliance obligations reserved in Chapter 1 of the Council Regulation (EC) 73/2009 and any set-aside obligations if any part of the Property is in set aside this year;

15.5.2 that the Entitlements are freely transferrable by the Seller to the Buyer;

15.5.3 that the Entitlements are registered in the Seller's name with the Rural Payments Agency or other competent body responsible for such registration; and

15.5.4 the Entitlements are not susceptible to confiscation or value reduction nor is the Single Payment Entitlements which may be claimed by the Buyer in future years susceptible to repayment due to any act or omission of the Seller or any previous owner of the Property or the Entitlements.

15.6 The Seller shall be entitled to retain any payment received under the Entitlements in respect of the 2014 application year

15.7 The Buyer shall be entitled to retain any payment received under the Entitlements in respect of the 2015 application year. If the Seller receives any such payment under the Entitlements in respect of the 2015 application year the Seller shall pay the amount of such payment to the Buyer as soon as practicable after receipt by the Seller together with interest thereon at the Contract Rate in respect of the period starting five days after the date of receipt by the Seller and ending with the date of receipt by the Buyer

15.8 If any dispute arises under this paragraph either party may give notice to the other in writing specifying the dispute and requesting that agreement be reached on the identity of an arbitrator to be appointed to determine the dispute in accordance with the Arbitration Act 1996 and if no arbitrator has been appointed by agreement within two months of the notice then either the Seller or the Buyer may make written request to the President of the Royal Institution of Chartered Surveyors for him to appoint an arbitrator to determine the matter in dispute

15.9 If the legislation relating to Single Payment Entitlements alters after the date of this Agreement from the legislation recorded in the Single Payment Regulations or such other circumstances arise whether resulting from the action of a competent authority or otherwise before the Buyer and the Seller have fully complied with the terms of this paragraph in such a way that the objects of this paragraph cannot be or are not achieved the Seller or the Buyer may give notice to the other to appoint an arbitrator in accordance with paragraph 15.8 above to redraft the terms of this clause 15 in such a way as may fairly achieve the said objects and the costs thereof shall be borne by the Buyer and the Seller as the arbitrator may direct

16. **INTEREST**

If any other sum is not paid on the due date under this Contract, interest shall be payable on such sum at the contract rate commencing on the due date until payment.

17. **COSTS, EXPENSES AND INDEMNITIES**

17.1 **Currency indemnity**

17.1.1 If any sum due from an Obligor under the Documents (a "**Sum**"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "**First Currency**") in which that Sum is payable into another currency (the "**Second Currency**") for the purpose of:

17.1.1.1 making or filing a claim or proof against that Obligor; or

17.1.1.2 obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five business days of demand, indemnify the Seller against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

17.1.2 Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2 **Other indemnities**

The Obligors will jointly and severally, within five days of demand, indemnify the Seller against any cost, loss or liability incurred by the Seller as a result of:

17.2.1 the occurrence of any Event of Default; or

17.2.2 a failure by an Obligor to pay any amount due under a Document on its due date; and

17.2.3 any cost, loss or liability incurred by the Seller (acting reasonably) as a result of investigating any event which it reasonably believes is an Event of Default.

17.3 The Seller (as beneficiary of the Security created under the Security Document) and every Receiver and Delegate may indemnify itself out of the Security Assets in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause and shall have a lien on the Security created or expressed to be created or evidenced by the Security Documents and the proceeds of the enforcement of the Security created or

expressed to be created or evidenced by the Security Documents for all moneys payable to it.

17.4 **Amendment costs**

If an Obligor requests an amendment, waiver or consent, the Obligors shall, within five days of demand, reimburse the Seller for the amount of all costs and expenses (including legal fees) reasonably incurred by the Seller in responding to, evaluating, negotiating or complying with that request so long as the request relates to the Security Document or any payment (or related) provision of this Agreement.

17.5 **Enforcement and preservation costs**

The Obligors shall, within five days of demand, pay to the Seller the amount of all costs and expenses (including legal fees) incurred by the Seller in connection with the enforcement of, or the preservation of any rights under, any Document or the Security created or expressed to be created or evidenced by the Security Documents and with any proceedings instituted by or against the Seller as a consequence of it entering into a Document, taking or, holding or protecting the Security created or expressed to be created or evidenced by the Security Documents, or enforcing those rights.

18. **EMPLOYMENT**

18.1 In this Clause 18:

18.1.1 Employee means Ken McLean of 34 North End, Meldreth, Royston, Herts SG8 6NT; and

18.1.2 Transfer Regulations means the Transfer of Undertakings (Protection of Employment) Regulations 2006.

18.2 The Employee is employed at the Property by or on behalf of the Seller.

18.3 The parties acknowledge that the sale and purchase of the Property constitutes a "relevant transfer" for the purposes of the Transfer Regulations and that accordingly the contract of employment of the Employee will have effect after actual completion as if originally made with the Buyer instead of the Seller pursuant and subject to the Transfer Regulations.

18.4 The Buyer shall indemnify the Seller on demand and keep the Seller indemnified against all liabilities, taxes, claims, costs and expenses which the Seller may incur arising out of or in connection with:

18.4.1 any claim made or threatened by or on behalf of the Employee arising out of or in connection with any act, omission, obligation or liability of the Buyer before, on or after actual completion in respect of such person;

18.4.2 any claim made or threatened by or on behalf of the Employee on the grounds that he has exercised a right to treat his employment as terminated due to a

substantial change being made or proposed by the Buyer to be made to his working conditions before, on, or after actual completion that is or is alleged to be to his detriment; or

18.4.3 any failure or alleged failure by the Seller in respect of the Employee to comply with Regulation 13 of the Transfer Regulations (whether or not caused by failure of the Buyer to comply with its obligations under Regulation 13(4) of the Transfer Regulations).

18.5 The parties agree that should an employment tribunal be required to consider the amount of any compensation payable by the Seller in respect of any breach by it of Regulation 11 of the Transfer Regulations in connection with the matters contemplated in this agreement (and in particular the transfer of the Employee contemplated in Clause 18.3) it should have particular regard to the replies to enquiries given by the Seller.to the Buyer in respect of the Employee.

18.6 The parties further agree that, given the existence of the commercially agreed provisions referred to in Clause 18.5 above and the provision set out in Regulation 12(4)(b) of the Transfer Regulations, should there be found to have been any breach of Regulation 11 of the Transfer Regulations by the Seller in connection with the matters contemplated in this agreement (and in particular the transfer of the Employee contemplated in Clause 18.3) it would, in accordance with Regulation 12(5) of the Transfer Regulations, be just and equitable to award a sum less than £500 per employee as compensation to the Buyer under Regulation 12(3) of the Transfer Regulations in relation to such breach, and the parties agree that such sum should be zero, on the basis that the provisions referred to in Clause 18.5 above represent the commercially agreed position between the parties in relation to any such breach and themselves provide the Buyer with adequate remedy.

18.7 The Seller shall be responsible for the Employee's salary relating to the period up to (but not including) actual completion whether payable before on or after actual completion

18.8 The Buyer confirms that it shall retain MITIE as the providers of security services at the Property following actual completion. On this basis the Seller warrants that, so far as it is aware, there are no persons to whom the Transfer Regulations may apply as a result of the sale and purchase of the Property, other than the Employee.

19. DEED OF COVENANT

The Buyer shall deliver to the Seller on the Completion Date the duly executed Deed of Covenant.

20. ACKNOWLEDGEMENTS

20.1 The Buyer acknowledges that it has not entered into this Contract in reliance upon any representation made by or on behalf of the Seller but not embodied in this Contract, except to the extent that the Buyer may be entitled to rely on any representation made by the Seller's Solicitors on behalf of the Seller in any written reply to any written enquiry

made by the Buyer's Solicitors on behalf of the Buyer. Nothing in this Clause operates to limit or exclude any liability for fraud.

20.2 This Contract constitutes the entire agreement and understanding of the parties who agree that this Contract may not be varied except by written agreement between them or their respective solicitors.

21. GUARANTEE

21.1 In consideration of the Seller entering into this Contract and agreeing that the Deferred Sum may be paid on the Balance Payment Date at the request of the Buyer:

21.1.1 the Guarantor irrevocably and unconditionally:

21.1.1.1 guarantees to the Seller punctual performance by each Obligor of all that Obligor's obligations under the Documents;

21.1.1.2 undertakes with the Seller that whenever another Obligor does not pay any amount when due under or in connection with any Document, that the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

21.1.1.3 agrees with the Seller that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Seller immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 21 if the amount claimed had been recoverable on the basis of a guarantee; and

21.2 This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Documents, regardless of any intermediate payment or discharge in whole or in part.

21.3 If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Seller in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause will continue or be reinstated as if the discharge, release or arrangement had not occurred.

21.4 The obligations of the Guarantor under this Clause will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice

any of its obligations under this Clause (without limitation and whether or not known to it or the Seller) including but not limited to:

21.4.1 any time, waiver or consent granted to, or composition with, any Obligor or other person;

21.4.2 the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the group comprising the Guarantor, the Buyer, the Shareholder and their Subsidiaries for the time being;

21.4.3 the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

21.4.4 any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

21.4.5 any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in the Deferred Sum or the addition of any new amounts under any Document or other document or security;

21.4.6 any unenforceability, illegality or invalidity of any obligation of any person under any Document or any other document or security; or

21.4.7 any insolvency or similar proceedings.

21.5 Without prejudice to the generality of Clause 21.4, the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Documents and/or any or amount made available under any of the Documents and any fees, costs and/or expenses associated with any of the foregoing.

21.6 The Guarantor waives any right it may have of first requiring the Seller (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause. This waiver applies irrespective of any law or any provision of a Document to the contrary.

21.7 Until all amounts which may be or become payable by the Obligors under or in connection with the Documents have been irrevocably paid in full, the Seller (or any trustee or agent on its behalf) may:

21.7.1 refrain from applying or enforcing any other moneys, security or rights held or received by the Seller (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

21.7.2 hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of any Obligor's liability under this Clause.

21.8 Until all amounts which may be or become payable by the Obligors under or in connection with the Documents have been irrevocably paid in full and unless the Seller otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Documents or by reason of any amount being payable, or liability arising, under this Clause:

21.8.1 to be indemnified by an Obligor;

21.8.2 to claim any contribution from any other guarantor of any Obligor's obligations under the Documents;

21.8.3 to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Seller under the Documents or of any other guarantee or security taken pursuant to, or in connection with, the Documents by the Seller;

21.8.4 to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under this Clause;

21.8.5 to exercise any right of set-off against any Obligor; and/or

21.8.6 to claim or prove as a creditor of any Obligor in competition with the Seller.

21.9 If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Seller by the Obligors under or in connection with the Documents to be repaid in full on trust for the Seller and shall promptly pay or transfer the same to the Seller or as the Seller may direct for application as it sees fit.

21.10 This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Seller.

22. REPRESENTATIONS AND WARRANTIES

Each of the Buyer and the Guarantor represents and warrants to the Seller that, and the Seller represents to the Buyer and the Guarantor that:

22.1 Binding obligations

The obligations expressed to be assumed by it in each Document to which it is a party are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations;

22.2 Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Documents and, in the case of the Buyer, the granting of the Security under the Debenture, do not and will not conflict with:

22.2.1 any law or regulation applicable to it;

22.2.2 its constitutional documents; or

22.2.3 any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument;

22.3 Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Documents to which it is or will be a party and the transactions contemplated by those Documents;

22.4 Validity and admissibility in evidence

22.4.1 all Authorisations required:

22.4.1.1 to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Documents to which it is a party; and

22.4.1.2 to make the Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect;

22.5 Governing law and enforcement

Subject to the Legal Reservations, the choice of English law as the governing law of the Documents will be recognised and enforced in its jurisdiction of incorporation;

22.6 Times for making representations

The representations set out in this Clause 22 (Representations) are made by all parties on the date of this agreement and shall be deemed to be made by the each of the Buyer and the Guarantor by reference to the facts and circumstances then existing on each day during the Security Period.

23. EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default (save for Clause 23.14 (Acceleration)).

23.1 Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Document at the place and in the currency in which it is expressed to be payable.

23.2 Other obligations

An Obligor does not comply with any term of or any provision of the Documents.

23.3 Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.4 Cross default

23.4.1 Any financial indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

23.4.2 Any financial indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

23.4.3 Any commitment for any financial indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

23.4.4 Any creditor of any Obligor becomes entitled to declare any financial indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

23.4.5 This clause shall not apply to any financial indebtedness of any Obligor which is an amount less than £10,000.

23.5 Insolvency

23.5.1 An Obligor:

23.5.1.1 is unable or admits inability to pay its debts as they fall due;

23.5.1.2 is deemed to, or is declared to, be unable to pay its debts under applicable law;

23.5.1.3 suspends or threatens to suspend making payments on any of its debts; or

23.5.1.4 by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

23.5.2 A moratorium is declared in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

23.6 **Insolvency proceedings**

23.6.1 Any corporate action, legal proceedings or other procedure or step is taken in relation to:

23.6.1.1 the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

23.6.1.2 a composition, compromise, assignment or arrangement with any creditor of any Obligor;

23.6.1.3 the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets; or

23.6.1.4 enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

23.6.2 Clause 23.6.1 above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 7 days of commencement.

23.7 **Creditors' process**

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor and is not discharged within 14 days.

23.8 **Cessation of business**

An Obligor ceases, or threatens to cease, to carry on business.

23.9 **Unlawfulness and invalidity**

23.9.1 It is or becomes unlawful for an Obligor to perform any of its obligations under the Documents or any Security created or expressed to be created or evidenced by the Security Documents ceases to be effective.

23.9.2 Any obligation or obligations of any Obligor under any Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Seller under the Documents.

23.10 **Repudiation and rescission of agreements**

An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Document or any of the Security created or expressed to be created or evidenced by the Security Document or evidences an intention to rescind or repudiate a Document or any Security created or expressed to be created or evidenced by the Security Document.

23.11 **Compulsory purchase**

23.11.1 Any part of any Property is compulsorily purchased or the applicable local authority makes an order for the compulsory purchase of all or any part of any Property.

23.11.2 Any proceeds of all compensation and damages for the compulsory purchase of, or any blight or disturbance affecting all or any part of a Property are not immediately used in repayment or prepayment of the Secured Liabilities.

23.12 **Major damage**

23.12.1 Any material part of any Property is destroyed or damaged.

23.12.2 Any proceeds of any contracts of insurance are not immediately used in repayment or prepayment of the Secured Liabilities or to reinstate the Property.

23.13 **Material adverse change**

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

23.14 **Acceleration**

23.14.1 Subject to Clause 23.14.2, on and at any time after the occurrence of an Event of Default which is continuing the Seller may, by notice to the Buyer:

23.14.1.1 declare that all or part of the Secured Liabilities, together with accrued interest, and all other amounts accrued or outstanding under the Documents be immediately due and payable,

whereupon they shall become immediately due and payable; and/or

23.14.1.2 declare that all or part of the Secured Liabilities be payable on demand, whereupon they shall immediately become payable on demand by the Seller.

23.14.2 The Seller may not exercise any of its rights under Clause 23.14.1 before 15 August 2014 unless in relation to an Event of Default under Clause 23.1 (Non-payment), 23.3 (Misrepresentation), 23.5 (Insolvency), 23.6 (Insolvency proceedings), 23.7 (Creditors' process), 23.8 (Cessation of business), 23.9 (Unlawfulness and invalidity) and 23.10 (Repudiation and rescission of agreements).

23.15 **Notification of Default**

23.15.1 Each of the Buyer and the Guarantor shall notify the Seller of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless the Buyer or the Guarantor is aware that a notification has already been provided by the Guarantor or the Buyer (as the case may be)).

23.15.2 Promptly upon a request by the Seller, the Guarantor shall certify to the Seller that no Event of Default is continuing (or if an Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it.

24. **CONDITIONS**

24.1 Part 1 of the Conditions as modified below is incorporated in this Contract so far as it is not varied by or inconsistent with the specific provisions of this Contract and Part 2 of the Conditions is not incorporated in this Contract.

24.2 Conditions 1.3.3(b), 1.3.5(c), 1.3.7(e), 1.4, 3.1.3, 3.3, 5, 6.1, 6.2, 6.3, 6.4.2, 6.6.2, 6.6.5, 7.1.2(d), 7.1.4(b), 8.3 (other than 8.3.5) are deleted.

24.3 At the end of Condition 1.1.3(b) "or if the seller produces reasonable evidence that this is the case" is added.

24.4 In Condition 1.3 "4.00 p.m." is replaced by "5.00 p.m.".

24.5 Condition 4.1.6 is "If the property does not include all the land let, the seller may apportion the rent".

24.6 In Condition 4.2.5, the word "conduct" is added after the word "seller's".

24.7 In Condition 7.1.2(g)(ii) on the first line "the buyer" is replaced by "at the seller's option the buyer, tenant or third party".

24.8 In Condition 7.1.3 "except so far as the seller is entitled to recover it from a tenant" is deleted.

24.9 At the end of Condition 8.4 "(d) any other sum which the parties agree under the contract is to be paid or allowed on completion" is added.

24.10 Condition 9.3.4 is "The seller will take the net income from the property until completion as well as compensation under condition 9.3.1".

25. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Unless otherwise expressly stated, nothing in this Contract creates or confers any right or other benefit pursuant to the Contracts (Rights of Third Parties) Act 1999.

26. NON-MERGER

The provisions of this Contract will remain in full force and effect after actual completion insofar as any of them remain to be complied with.

27. CONFIDENTIALITY

27.1 No party to this Agreement will issue any press release divulging any other parties name or their connection with the Property or any plans or proposals relating to such parties interest in the Property (save as may be required by law or regulatory requirements).

27.2 Notwithstanding clause 27.1 following the date of this Contract, any party may (subject to the provisions of clause 27.1) issue a press release relating to the sale and purchase of the Property.

28. ENVIRONMENT

28.1 In this Clause, "Environmental Report" means the report (if any) specified in Schedule 3.

28.2 The Buyer acknowledges that:

28.2.1 it has been provided with copies of the Environmental Report prior to the date of this Contract;

28.2.2 the information in the Environmental Report is sufficient to make the Buyer aware of the presence at or about the Property of the pollutants referred to in the Environmental Report ("Pollutants");

28.2.3 it has been given permission by the Seller to carry out its own investigations of the Property; and

28.2.4 the effect of such information and permission in accordance with any applicable statutory or non-statutory guidance is to exclude the Seller from liability as an appropriate person under Part II A of the Environmental Protection Act 1990 to

bear responsibility for any remedial actions in relation to Pollutants on the Property or for the cost of such actions if carried out by any enforcing authority.

28.3 The Buyer accepts liability for, and acknowledges that the Seller has no liability of any kind to the Buyer or any successor in title for, or consequent on, any of the following:

28.3.1 the state and condition of the Property; or

28.3.2 any actual or asserted presence of any Pollutants on the Property; or

28.3.3 any actual or asserted escape of any Pollutants from the Property,

including any consequential liabilities arising in any way out of any claims by third parties or any requirements or directions by any enforcing authority to carry out remediation work in relation to the Property or to make any payments in respect of such remediation.

28.4 On the Completion Date, the Seller will deliver to the Buyer a letter of reliance issued by MLM Consulting Limited in favour of the Buyer in the form appended at Annex 4 in respect of the Phase I and II Contaminated Land Assessment Reports by MLM Consulting Limited dated 18 May 2012 and June 2012 (respectively).

29. ASSIGNMENTS AND TRANSFER BY OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Documents.

30. JURISDICTION

30.1 The validity, construction and performance of this Contract and any non-contractual obligations arising out of or in connection with it (and any claim, dispute or matter arising under or in connection with this Contract or such obligations, or the enforceability of, or the legal relationships established by this Contract or such obligations) shall be governed by and construed in accordance with the law of England and Wales.

30.2 Each party to this Contract irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim, dispute or matter arising under or in connection with this Contract or any non-contractual obligations arising out of or in connection with it, or the enforceability of, or the legal relationships established by this Contract or such obligations.

30.3 Each such party irrevocably waives any objection which it may have now or hereafter to proceedings being brought in the courts of England and Wales and any claim that proceedings have been brought in an inconvenient forum. Each such party further irrevocably agrees that a judgment in any proceedings brought in the courts of England and Wales will be conclusive and binding upon each such party and may be enforced in the courts of any other jurisdiction.

30.4 Without prejudice to any other mode of service allowed under any relevant law, the Guarantor:

30.4.1 irrevocably appoints the Buyer as its agent for service of process in relation to any proceedings before the English courts in connection with this Contract and any related documents; and

30.4.2 agrees that failure by the Buyer or any other process agent to notify the Guarantor of the process will not invalidate the proceedings concerned.

30.5 If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Guarantor must immediately (and in any event within 7 days of such event taking place) appoint another agent on terms acceptable to the Seller. Failing this, the Seller may appoint another agent for this purpose.

30.6 The Guarantor and the Buyer, each, expressly agrees and consents to the provisions of this Clause 30.

31. OPINIONS

31.1 The Buyer shall procure that a legal opinion in respect of the Guarantor as to (among other things) the valid execution of this Contract, the Transfer and the enforceability of any Security to be entered into pursuant to the Security CP Letter is provided to the Seller on the Completion Date and in each case, from and which shall be:

31.1.1 in a form prepared at the request and expense of the Buyer, but which has first been approved by the Seller (such approval not to be unreasonably withheld or delayed); and

31.1.2 addressed to the Seller.

SIGNED by)
duly authorised by the Seller)

SIGNED by)
duly authorised by the Buyer)

SIGNED by)
duly authorised by the Guarantor)